Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR THE SECOND QUARTER OF 2025

BILOXI, MS (July 23, 2025) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank (the “Bank”), announced earnings for the second quarter ending June 30, 2025.

Second Quarter Earnings

Net income for the second quarter of 2025 decreased $1,087,000 to $1,242,000 compared to net income of $2,329,000 for the second quarter of 2024. The earnings per weighted average common share for the second quarter of 2025 were $0.27 compared to earnings per weighted average common share of $0.50 for the second quarter of 2024. Per share figures are based on weighted average common shares outstanding of 4,617,466 and 4,661,686 for the second quarters of 2025 and 2024, respectively.

The decrease in net income for the second quarter of 2025 was primarily due to a decrease in net interest income of $431,000 to $5,472,000 for the second quarter of 2025 compared with $5,903,000 for the second quarter of 2024.  Total interest income decreased by $1,231,000 to $7,464,000 for the second quarter of 2025 as compared with $8,695,000 for the second quarter of 2024 due to lower interest income on securities caused by a decrease in balances and yields. Total interest expense decreased by $800,000 to $1,992,000 for the second quarter of 2025 as compared with $2,792,000 for the second quarter of 2024 due to lower borrowing costs and lower interest rates paid on deposit accounts.

Net income for the first six months of 2025 decreased $2,192,000 to $2,552,000 compared to net income of $4,744,000 for the first six months of 2024. The earnings per weighted average common share for the first six months of 2025 were $0.55 compared to earnings per weighted average common share of $1.02 for the first six months of 2024. Per share figures are based on weighted average common shares outstanding of 4,617,466 and 4,661,686 for the first six months of 2025 and 2024, respectively. The income tax expense increased $218,000 to $620,000 for the first six months of 2025 as compared with $402,000 for the first six months of 2024. The increase was driven by the near-full utilization of federal tax credits in 2024, leaving only a minimal credit available for utilization in 2025.

Return on average assets for the first six months ended June 30, 2025, decreased 0.52% to 0.64% compared to 1.16% for the first six months ended June 30, 2024.  The Company’s efficiency ratio increased 10% to 78% for the first six months ended June 30, 2025, compared to 68% for the first six months ended June 30, 2024.

Asset Quality

“The Bank’s leadership remains committed to maintaining high-quality assets. We are closely monitoring economic conditions and staying vigilant for any potential changes in interest rates.  As hurricane season commences, the Company has proactively prioritized hurricane preparedness. Across all 18 bank facilities, we have ensured that resources are available allowing branches to operate even in the event of power outages.  The Company has a comprehensive and thorough business continuity and disaster recovery strategy.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank.

Shareholders’ Equity

Total shareholders’ equity increased by $6,509,000 from $90,001,000 at December 31, 2024, to $96,510,000 at June 30, 2025.  The improvement in shareholders’ equity was mainly due to the six-month earnings of $2,552,000 through June 30, 2025.  The Company also experienced a decrease of $4,788,000 in unrealized losses on securities in 2025.  The Company reported $32,218,000 and $38,006,000 in unrealized losses on the available for sale securities portfolio as of June 30, 2025, and December 31, 2024, respectively. These unrealized losses are presented in accumulated other comprehensive income for the respective periods. The cause of the unrealized losses has primarily resulted from higher interest rates that have impacted the current market value of available for sale securities. The unrealized losses are not related to any credit deterioration within the portfolio. The Company has maintained strong liquidity and continues to do so; therefore, the Company does not foresee a sale of any affected securities that would cause the realization of these losses by the Company as part of net income in the near future.

The Bank’s leverage ratio has not been impacted by these unrealized losses on available for sale securities due to an opt-out election previously made by the Bank in accordance with current regulatory capital requirements and therefore remained strong at 13.97% as of June 30, 2025.

Liquidity

The Company maintains a well-capitalized balance sheet which includes strong capital and liquidity. The Bank provides a full range of banking, financial and trust services in our local markets. The majority of the Bank’s deposits are fully FDIC insured. The Company evaluates on an ongoing and continuous basis its financial health by preparing for various moderate to severe economic scenarios.

As interest rates have increased and the cost of attracting new deposits and replacing deposit attrition has increased, the Bank experienced a decrease in deposit balances during the six months ended June 30, 2025. This decrease was mostly caused by the loss of several large public fund deposits in 2025 following competitive bid processes held in 2025 whereby the public fund deposit accounts were awarded to other local banks.  As of June 30, 2025, total deposits have decreased $76,419,000 to $644,311,000 from $720,730,000 as of December 31, 2024.

About the Company

Founded in 1896, with $761 million in total assets as of June 30, 2025, The Peoples Bank operates 18 bank facilities along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission (“SEC”), www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,” which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net interest income	$5,472	$5,903	$11,140	$12,596
Provision for credit losses	—	—	(5)	—
Non-interest income	1,777	1,761	3,480	3,504
Non-interest expense	5,762	5,564	11,453	10,954
Income tax (benefit) expense	245	(229)	620	402
Net income	1,242	2,329	2,552	4,744
Earnings per share	$0.27	$0.50	$0.55	$1.02

TRANSACTIONS IN THE ALLOWANCE FOR CREDIT LOSSES ON LOANS

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Allowance for credit losses on loans, beginning of period	$2,969	$3,087	$2,982	$3,224
Recoveries	42	105	82	163
Charge-offs	(48)	(42)	(101)	(177)
Provision for (reduction of ) loan losses	3	—	3	(60)
Allowance for credit losses on loans, end of period	$2,966	$3,150	$2,966	$3,150

PERFORMANCE RATIOS

June 30,	2025	2024
Return on average assets	0.64%	1.16%
Return on average equity	5.52%	13.30%
Net interest margin	3.02%	3.07%
Efficiency ratio	78%	68%

BALANCE SHEET SUMMARY

June 30,	2025	2024
Total assets	$761,340	$846,747
Securities	437,829	541,582
Loans, net	245,332	235,590
Other real estate (ORE)	—	—
Total deposits	644,311	674,914
Shareholders’ equity	96,510	74,200
Book value per share	20.90	15.92
Weighted average shares	4,617,466	4,661,686

PERIOD END DATA

June 30,	2025	2024
Allowance for credit losses on loans as a
percentage of loans	1.19%	1.32%
Loans past due 90 days and
still accruing	$10	$—
Nonaccrual loans	$600	$455
Leverage ratio	13.97%	11.84%